Exhibit 21.1

Subsidiaries of the Registrant

The following is a list of the subsidiaries of VWF Bancorp, Inc.:

NameState/Jurisdiction of Incorporation

GreenWay Bank (f/k/a Van Wert Federal Savings Bank)Federal